Filed pursuant to Rule 424(b)(3)

Registration No. 333-175052

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED JULY 1, 2013

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED JULY 1, 2013

This Supplement contains a current summary of the trading advisors for the Seneca Global Fund, L.P. It supplements the Fund’s Prospectus and Disclosure Document dated July 1, 2013. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Summary of Trading Advisors

Seneca Global Fund, L.P.

Trading Advisor	Location	Trading program	Total Assets Traded in Program as of 5/31/2013
Winton Capital Management Limited	London, England	Winton Diversified	$25.5 Billion
Blackwater Capital Management LLC	Morristown, NJ	Global	$397 Million
Estlander & Partners Ltd.	Helsinki, Finland	Alpha Trend	$531 Million
Quantitative Investment Management LLC	Charlottesville, VA	Global	$2.8 Billion

Steben & Company carefully selects, and monitors, experienced Trading Advisors to manage the Fund’s assets. Each Trading Advisor is responsible for managing a separate trading account established by the Fund. The Fund’s Trading Advisors use proprietary computerized, systematic, rules-based technical trading systems. These systems generate trading signals from analysis of market action, including such factors as volatility, volume, momentum, channel breakouts, open interest and other indicators.	Allocations to Trading advisors* | as of July 1, 2013

*Allocations are approximate and are subject to change at the discretion of Steben & Company, the General Partner.

This material may not be shown, copied, transmitted, or otherwise given to any person other than authorized recipients who have received the prospectus.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | www.steben.com